Jean-Michel Basquiat
(b. 1960 - 1988)



32% Progress

Basquiat has been the top-selling contemporary artist (b. '45 to '74) at auction for four years in a row (2021-2024), with more than $900 million in cumulative sales over that period. This painting has hung in museums around the world.

INVESTMENT THESIS

Initial Offering Price
$5,550,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$10.0m
$8.0m
$6.0m
$4.0m
$2.0m
$0.0m
84
89
94
99
04
09
14
19
24

Important Collectors and Museums

Brooklyn Museum
New York, NY

David Bowie
Musician

Price Appreciation of Similar Works
14.4%

Sharpe Ratio (1995-2024) watch video

Jean-Michel Basquiat	▲0.97
S&P 500	0.54

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Jean-Michel Basquiat
(b. 1960 - 1988)

Why we like this offering

1. **Globally Exhibited Painting:** This painting has been exhibited at museums across the world, including the Museum of Fine Arts Boston, the Centro Cultural Banco Do Brasil, and the Montreal Museum of Fine Arts.
2. **History of Appreciation:** Basquiat works have gone up in value 96% of the time when resold at auction (across 100 repeat sales from '95-'24), according to our data.
3. **Positive Appraisals in 2024:** Over 21,000 investors, across 7 of our 12 eligible Basquiat offerings, saw the valuation on works they invested in go up year-over-year from 2023.
4. **Previous Exit:** Masterworks previously exited a Basquiat painting, delivering returns to over 2,170 investors in May 2024. Past performance not indicative of future returns.
5. **Attractive Risk-Adjusted Appreciation:** Basquiat's Sharpe Ratio is .97 ('95-'24), while the S&P is .54, Bonds are .40, and Real Estate is .25 over the same time period.
6. **High Auction Volume:** Significant auction track-record with 40 years of transaction history and a high level of auction volume based on $156M in total sales over the previous year ending on December 31, 2024.
7. **Top Contemporary Artist:** In 2024, Basquiat sold $156 million at auction, more than any other contemporary artist (b. 1945 to 1974).

Previous Basquiat offerings not included in set of similar sales to Masterworks 475.

View Important Disclosures for Internal Appraisal risks, limitations, and methodology.

Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the SEC. As such, no offer consideration is currently being solicited or accepted and any such offers may be revoked before notice of SEC qualification. Indications of interest involve no obligation. For more information visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$159,906,157	32	$98,000,000

Turnover by Year



457.7M
343.3M
228.9M
114.4M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
84
63
42
21
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$5,550,000**

Offering Circular **sec.gov/edgar**

Painting









About Jean-Michel Basquiat

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most important artists of the late twentieth century. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. In 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave." Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism.

INVEST NOW

JEAN-MICHEL

BASQUIAT

b. 1960 – d. 1988, UNITED STATES

Acrylic on canvas | 86 × 98 in.

Jean Michel Basquiat is widely considered one of the most important artists of the late twentieth century and is best known for exploring themes of Black identity in America, colonization, and consumerism in his Neo Expressionist paintings.



$5,550,000 INITIAL OFFERING	
14.4% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	**▲0.97** SHARPE RATIO[5]
28.8% ANNUAL GROWTH OF RECORD PRICE[3]	**16.8%** MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Artwork is a prime example of Jean-Michel Basquiat's neo-expressionist paintings from the 1980s. The Artwork derives its title, Ero, from the leading graffiti artist Dominique Philbert's alias ERO, short for "Ever Rocking On." ERO and Jean-Michel Basquiat met at the influential graffiti art gallery Fun Gallery, where ERO exhibited his artworks in the early 1980s. The Artwork serves as a visual representation of Jean-Michel Basquiat's admiration for and involvement in the graffiti and hip hop movements of New York in the 1980s. He painted the Artwork soon after he released a rap single titled "Beat Bop." The Artwork features Jean-Michel Basquiat's signature use of Xerox. Jean-Michel Basquiat frequently used Xerox photocopies of drawings he made in his paintings and created a number of works where they became the primary focal point of the paintings, which became the subject of the exhibition at Jean-Michel Basquiat | Xerox at Nahmad Contemporary. His unique application of the photocopying process is an historically significant predecessor for digital artists. Here, he ironically creates a Xerox of a sheet of paper that says "carbon," a play on the phrase: "carbon copy." The Artwork features strong black outlines and a profile view, which calls to mind ancient Egyptian aesthetics and hieroglyphics, another strong influence in Jean-Michel Basquiat's oeuvre. The synergy of ancient Egypt and contemporary hip-hop influences in the Artwork make it a compelling, transhistorical subject. The Artwork is a largescale double portrait painting on canvas. On the left side, a Black man stands, facing the viewer. He is dressed in contemporary 1980s street fashion. On the right side, there is a profile view of the same man, accompanied by an illustration of a hand, a full glass, and indiscernible text. Below the figure is a Xerox, featuring the word "carbon" repeatedly listed down the length of the sheet of paper. Auction records for artworks similar in scale, style, and period are led by Campaign (1984), which sold for $10,101,000 at Sotheby's New York on May 13, 2024, followed by Ancient Scientist (1984), which sold for $7,525,385 (HKD 58,330,000) at Phillips Hong Kong on December 3, 2020, and Is glue sniffing valet (1984), which sold for $7,260,000 at Christie's New York on May 9, 2022. Featuring differences in scale and subject matter, all ten of Jean-Michel Basquiat's top auction records were created in the first half of the 1980s. The Artwork previously sold at Sotheby's London for $3,344,391 (£2,409,000) on March 7, 2018.

THE ARTIST'S AUCTION RECORDS ARE LED BY UNTITLED (1982), WHICH SOLD FOR $110,487,500 AT SOTHEBY'S NEW YORK ON MAY 18, 2017, IN THIS CASE (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, AND UNTITLED (1982), WHICH HAMMERED FOR $85,000,000 AT PHILLIPS NEW YORK ON MAY 18, 2022.

In 1992, the Whitney Museum in New York held the first retrospective of Jean-Michel Basquiat. Since then, many institutions have organized solo exhibitions about the artist, including In 2018, the Brooklyn Museum hosted a one-work show of Untitled (1982), which sold at Sotheby's New York on May 18, 2017, for a record price of $110,487,500. Basquiat's works are held in the permanent collections of major institutions around the world, including the Metropolitan Museum of Art, the Whitney Museum of American Art, and the Museum of Modern Art in New York, the Museum of Contemporary Art and The Broad in Los Angeles, the Guggenheim Abu Dhabi, and the Louis Vuitton Foundation in Paris, among many others. 2024 has seen a continuation of strong auction sales for paintings by Basquiat, with turnover exceeding $120 million only mid-way through the year. Since the beginning of 2018, more than $1 billion worth of Basquiat paintings have transacted at auction. The artist's auction records are led by Untitled (1982), which sold for $110,487,500 at Sotheby's New York on May 18, 2017, In This Case (1983), which sold for $93,105,000 at Christie's New York on May 11, 2021, and Untitled (1982), which hammered for $85,000,000 at Phillips New York on May 18, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$12,500,000
$10,000,000
$7,500,000
$5,000,000
$2,500,000
$0
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered one of the most important artists of the late-twentieth century and is best known for exploring themes of Black identity in America, colonization, and consumerism in his Neo-Expressionist paintings. Born in Brooklyn, New York, to a Puerto Rican mother and Haitian father, he experienced several formative moments as a child, which influenced his artwork. At just eight years old, he was struck by a car and suffered a broken arm and internal injuries, so his mother bought him a copy of Gray's Anatomy to better understand his injuries. The seminal medical textbook became one of the most common references throughout Basquiat's artwork. His mother more directly influenced his artistic sensibilities by regularly taking him to museums such as the Brooklyn Museum of Art, where he enrolled as a Junior Member at the age of six. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene. In 1981, he was included in a groundbreaking exhibition at MoMA PS1 in Long Island City, New York/New Wave, curated by Diego Cortez. Shortly after the MoMA PS1 exhibition, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982. That same year, Basquiat traveled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. By the time the New York Times Magazine published a profile of Basquiat, titled New Art, New Money, in 1985, his position as one of the most influential artists of the decade had already been solidified. Basquiat idolized Andy Warhol since his SAMO days and, following an introduction by gallerist Bruno Bishoffberger, the two became close friends. Warhol's untimely death in 1987 greatly distressed Basquiat, who had been struggling with drug addiction for years. In 1988, Jean-Michel Basquiat died of an overdose in his NoHo loft on Great Jones Street in downtown Manhattan.




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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: Works on canvas created in 1984 that measure between 50 inches by50 inches and 110 inches by 100 inches, excluding works with no figures or works with only heads with no neck or bust. The set excludes works for quality. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Jean-Michel Basquiat have a record price compound annual growth rate ("CAGR") of 28.8% from November 2, 1984 to December 31, 2024. This calculation is based on (i) a record price of $3,800 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $98,000,000, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Jean-Michel Basquiat is 16.8%, which is based on 100 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Jean-Michel Basquiat was May 8, 1996 and ending on the last date a repeat sale occurred for such artist, which in the case of Jean-Michel Basquiat was May 13, 2024. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Jean-Michel Basquiat has a risk-adjusted appreciation of 0.97. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.